Exhibit 10.12

AMENDMENT NO. 1

TO

EMPLOYMENT AGREEMENT

THIS AMENDMENT TO EMPLOYMENT AGREEMENT (this “Amendment”) is entered into as of March 24, 2016 (the “Effective Date”), by and between AdvancePierre Foods, Inc. (the “Company” and James L. Clough (the “Executive”).

W I T N E S S E T H:

WHEREAS, the Company and the Executive are parties to that certain Employment Agreement entered into as of July 8, 2013 (the “Employment Agreement”); and

WHEREAS, the Company, as creditor, and the Executive, as debtor, are parties to that certain AdvancePierre Foods, Inc. Relocation Repayment Agreement entered into on October 14, 2014 (the “Relocation Agreement”), as provided on Exhibit A hereto, pursuant to which a contingent loan exists in the amount of one hundred thousand dollars ($100,000); and

WHEREAS, the parties have agreed to amend the Employment Agreement and terminate the Relocation Agreement effective as of the Effective Date as provided in this Amendment.

NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained herein, and for other valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

1.              Amendments to Employment Agreement.

(a).      Section 13 is hereby inserted into the Employment Agreement, which Section shall read as follows:

“13. Termination Payment.

(a).      Subject to Section 13(b), in exchange for valuable consideration, the sufficiency of which is hereby acknowledged, the Executive agrees to pay the Company one hundred thousand dollars ($100,000) in the event the Executive voluntarily terminates employment with the Company prior to October 14, 2017 or is terminated for Cause prior to such date.

(b).      If prior to October 14, 2017, a transaction occurs during the period of the Executive’s continuous service that results in the vesting and acquisition of restricted shares granted to the Executive in connection with that certain Restricted Share Award Agreement dated November 11, 2013 by and between the Executive and AdvancePierre Foods Holdings, Inc. (formerly known as Pierre Foods Holding Corporation), the following two events shall occur: (i) fifty thousand dollars ($50,000) shall be immediately due and payable from the Executive to the Company, which amount shall be considered a non-contingent payment obligation for purposes of Section 13(c) below; and (ii) the term “fifty thousand dollars ($50,000)” shall be substituted for the term “one hundred thousand dollars ($100,000)” in Section 13(a), which Section shall otherwise remain in full force and effect.

(c)          In the event a non-contingent payment obligation arises under this Section 13, the Executive shall make such payment within fourteen (14) days from the date such obligation arises, after which time interest at the maximum legal rate on any unpaid balance shall be due and owing by the Executive, together with all costs (including collection costs) and attorney’s fees incurred by the Company in the collection of such amounts to the extent permitted by applicable law. The Executive agrees that any amount owing to the Company under this Section 13 may, at the Company’s discretion, be deducted from any monies owing by the Company to the Executive, including any salary, wages, bonuses or vacation pay.

(d).      The Executive acknowledges that he shall be personally and solely responsible for any taxes of any kind incurred as a result of the operation of this Section 13.

(e).       If the Executive remains continuously employed by the Company as of October 14, 2017, this Section 13 shall be null and void ab initio and be of no further force or effect.”

(b). Section 14 is hereby inserted into the Employment Agreement, which Section shall read as follows:

“14. Governing Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Ohio, without regard to its conflict of laws provisions.”

2.              Consideration for Amendment to Employment Agreement. As consideration for and subject to the Executive entering into this Amendment, the Company hereby agrees to forgive the contingent loan underlying the Relocation Agreement in its entirety, effective as of the Effective Date, and to terminate the Relocation Agreement without payment thereunder.

3.              Miscellaneous.

(a)         Governing Law. The validity, interpretation, construction and performance of this Amendment shall be governed by the laws of the State of Ohio, without regard to its conflict of laws provisions.

(b)         Effect on Agreement. Except as specifically amended hereby, the Employment Agreement shall remain in full force and effect.

(c)          Tax Consequences. The Executive acknowledges that he shall be personally and solely responsible for any taxes of any kind incurred as a result of the operation of this Amendment.

(d)         Counterparts. This Amendment may be executed in or more counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same instrument.

IN WITNESS WHEREOF, the parties have executed this Amendment effective as of the date first above written.

AdvancePierre Foods, Inc.		Jim Clough

By:	/s/ Michael B. Sims		/s/ James L. Clough
	(Signature)		(Signature)

Name:	Michael B. Sims		James L. Clough
	(Typed or printed)		(Typed or printed)

Title:	Chief Financial Officer	Title:	President - Foodservice

Date:	3-25-16	Date:	3-25-16

Exhibit A

ADVANCEPIERRE FOODS
RELOCATION REPAYMENT AGREEMENT

This Relocation Repayment Agreement (the “Agreement”) is between AdvancePierre Foods (hereinafter referred to as “APF”) and Jim Cough (hereinafter referred to as “Employee”).

WHEREAS, In the course of Employee’s employment with APF, it is mutually agreed that it would be in the best interest of both parties for Employee to relocate.

WHEREAS, In order to sell his current home immediately, Employee will incur losses in excess of the amounts covered under APFs standard relocation policy.

WHEREAS, APF is willing to pay part or all of such losses so long as Employee continues his employment.

NOW, THEREFORE, APF and Employee agree as follows:

1.              APF will make a Forgivable Loan to Employee in the amount of one hundred thousand dollars ($100,000), in addition to the current APF relocation policy benefits. The Forgivable Loan will accrue interest in arrears on the unpaid principal balance at an annual rate equal to the mid-term adjusted Applicable Federal Rate (“AFR”) for annual compounding as published by the Internal Revenue Service on the date hereof and to be reset each year hereafter on the anniversary date.

2.              In return, Employee agrees to repay principal together with accrued interest on the Forgivable Loan in accordance with the following conditions:

a.         If Employee remains continuously employed by APF for more than three (3) years from the date he receives the proceeds of the Forgivable Loan (“Date of Loan”), he shall have no obligation to repay the Forgivable Loan, but will be personally and solely responsible for any taxes incurred as a result of APF’s agreement to forgo repayment;

b.         Employee agrees to repay APF the full amount of the Forgivable Loan if he voluntarily terminates employment with APF prior to the third anniversary of the Date of Loan or is “Terminated for cause” within the three-year period from the Date of Loan. “Termination for cause” shall mean a termination of employment that results from a) a willful violation by Employee of any law, rule, or regulation which violation results, or could reasonably be expected to result, in material harm to the business or reputation of the Company, or b) the conviction or commission of or the entry of a guilty plea or plea of no contest to any felony or to any other crime involving moral turpitude by Employee. “Termination for cause” does not include change in control, office closings, or job eliminations. Employee will have fourteen (14) days from date of resignation or Termination for cause to make repayment;

c.          If prior to completion of three (3) years of continuous service commencing from the Date of Loan, a transaction occurs that results in the vesting and acquisition of restricted shares granted to Employee in connection with the Restricted Share Award Agreement dated November 11, 2013 by and between Employee and Pierre Foods Holding Corporation, he shall have the obligation to repay fifty percent (50%) of the Forgivable Loan and related accrued outstanding, but will be personally and solely responsible for any taxes incurred as a result of APF’s agreement to forgo repayment of any amounts; and

d.         Employee shall have the right, but not the obligation, to repay any or all of the Forgivable Loan at any time.

3.              This Agreement does not in any way alter Employee’s employment at will status with APF. Employee acknowledges that despite this Agreement, he is and remains able to terminate his employment at any time, for any reason, and APF retains that same right.

4.              Employee agrees to provide APF evidence of the home sale losses.

5.              Employee agrees that any amount owing to APF under this Agreement may, at APF’s discretion, be deducted from any monies owing by APF to Employee, including any salary, wages, bonuses, vacation pay, or severance pay, and that any excess of such amounts owing to APF, beyond any amounts deducted, shall be paid within fourteen (14) days after separation of employment, after which interest at the maximum legal rate on any unpaid balance shall be due and owing by Employee, together with all costs (including collection costs) and attorney’s fees which are incurred by APF in the collection of such amounts.

6.              Employee understands that a signed copy of this Relocation Repayment Agreement must be returned to APF’s Human Resources Department before he receives the benefits.

ADVANCEPIERRE FOODS		JIM CLOUGH

By:	/s/ Michael B. Sims		/s/ James L. Clough
	(Signature)		(Signature)

Name:	Michael B. Sims		James L. Clough
	(Typed or printed)		(Typed or printed)

Title:	CFO	Title:	President - FS

Date:	10/14/2014	Date:	10/14/2014

To be filled out at the time of termination.

Date terminated:	Reason(s) for termination:

AdvancePierre Foods to be repaid $ in full by:
Amount Date